United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2009

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation )	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)
1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)
Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2009, Shuffle Master, Inc. (NASDAQ National Market: SHFL) (either the “Company,” “we” or “our”) announced the appointment of Linster W. Fox as the Company’s Chief Financial Officer, effective August 1, 2009. Coreen Sawdon, who has been the Acting Chief Financial Officer of the Company since March 1, 2008, will retain her primary title of Senior Vice President and Chief Accounting Officer and will report to Mr. Fox.

Mr. Fox, 60 years old, has been a Chief Financial Officer of both public and private technology companies for the past 9 years. For the last 4 years, Mr. Fox served as the Chief Financial Officer of Cherokee International Corporation, a publicly held international custom power electronics manufacturer in the energy sector.  At Cherokee International Corporation, Mr. Fox was primarily responsible for accounting, treasury, worldwide cash management, Securities and Exchange Commission (“SEC”) reporting, corporate governance, human resources, risk management, and legal services.  Prior to that, Mr. Fox spent 18 years at Anacomp, Inc., a publicly held software, equipment and services company, and served in various finance and accounting roles, including Senior Vice President and Corporate Controller and the last five years as the Chief Financial Officer.  Mr. Fox also served on the Board of Directors at Anacomp, Inc.  Mr. Fox was primarily responsible for accounting, treasury, banking, debt management, SEC reporting, and cost control. Mr. Fox is a Certified Public Accountant in the State of California and a graduate of Georgetown University.

Pursuant to Mr. Fox’s employment agreement, from August 1, 2009 through July 31, 2010, Mr. Fox’s annual base salary will be $300,000. Mr. Fox shall also be eligible to receive a discretionary, pro-rata bonus for the Company’s fourth fiscal quarter of 2009. Mr. Fox will also be eligible to receive an annual performance bonus for fiscal year 2010 and thereafter with a target of no less than 50% of his base salary, but in no event will the bonus for fiscal year 2010 be less than $40,000, as long as he is still employed by the Company as its Chief Financial Officer as of July 31, 2010.  For any subsequent year after fiscal year 2010, Mr. Fox will receive an annual base salary of no less than $300,000 and will continue to be eligible to participate in an executive bonus program and/or in an individual performance bonus program as authorized by the Board of Directors (“Board”) with a target bonus of no less than 50% of his base salary.

Pursuant to Mr. Fox’s employment agreement, at the first regularly scheduled Board meeting held after August 1, 2009, subject to approval by the Board, and as per the recommendation of the Compensation Committee, Mr. Fox shall be granted an option to purchase 60,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company's stock on the date of grant. Last, Mr. Fox will be eligible to receive awards of restricted shares, additional stock options and other equity grants subject to the sole discretion and approval by the Board, and as per the recommendation of the Compensation Committee.

Mr. Fox’s employment agreement also provides that, in the event he is terminated without “just cause” as defined in the employment agreement, he shall be entitled to certain severance payments plus an amount equal to the immediate prior year’s actual annual cash bonus, with such amounts payable over twenty-four months.  Mr. Fox shall also be entitled to continued medical and dental insurance coverage at the Company’s expense for twenty-four months following his termination.  As a condition to receiving the severance payments, Mr. Fox shall not compete with the Company and further shall execute certain documents..

The Employment Agreement of Mr. Fox is filed as Exhibit 10.1 to this report.  Additionally, the full text of the press release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, by and between Shuffle Master, Inc. and Linster W. Fox dated August 1, 2009.

99.1	Press release dated July 31, 2009, regarding the appointment of Linster W. Fox as the Company’s Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: August 6, 2009

/s/ Timothy J. Parrott
Timothy J. Parrott
Chief Executive Officer